UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 1, 2008 (July 30, 2008)

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Madison Avenue, New York, New York	10010
(Address of registrant’s principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On July 30, 2008, the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of Weight Watchers International, Inc. (the “Company”) waived certain provisions of the Employee Stockholder’s Agreement, dated as of May 12, 2004 (the “Stockholder’s Agreement”), between the Company and Mr. Thilo Semmelbauer, the Chief Operating Officer of the Company, limiting his ability to transfer a certain percentage of shares of the Company’s common stock received upon the exercise of vested stock options. Under the terms of the Stockholder’s Agreement, the above-referenced transfer limitation provisions would have expired on the fifth anniversary of the grant date of the underlying stock options (i.e., in the case of Mr. Semmelbauer, on May 12, 2009), and were generally intended to correspond to the fifth anniversary of the recipient’s employment with the Company. As previously reported, Mr. Semmelbauer notified the Company he will be leaving the Company effective July 31, 2008 to pursue other business opportunities. Prior to joining the Company in 2004, Mr. Semmelbauer served since 2000 as the Chief Operating Officer of WeightWatchers.com, Inc. (“WeightWatchers.com”), a corporation in which the Company owned a significant minority interest until July 2005, when WeightWatchers.com became a majority-owned (and eventually wholly-owned) subsidiary of the Company. In light of Mr. Semmelbauer’s combined continuous service with the Company and WeightWatchers.com being far in excess of the required five years, the Compensation Committee waived the above-referenced transfer limitation provisions under the Stockholder’s Agreement effective as of July 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: August 1, 2008	By:	/s/ Jeffrey A. Fiarman
	Name:	Jeffrey A. Fiarman
	Title:	Executive Vice President, General Counsel and Secretary

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